Exhibit 99.2
Watson Completes Acquisition of Arrow Group
Combined Global Company Has:
- Over $3 Billion Annual Revenue
- Operations in More than 20 Countries
- Strong Product Franchise and Pipeline
MORRISTOWN, N.J., Dec. 2 /PRNewswire-FirstCall/ — Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced that it has completed the acquisition of Arrow Group for a combination of cash and stock. The purchase creates a financially strong, global specialty pharmaceutical company with over $3 billion in annual revenues and operations in more than 20 countries.
“There are several significant benefits to Watson shareholders as a result of this financially smart transaction. Watson gains a financially strong and profitable company; an expanded global commercial presence; an expanded portfolio of marketed products; a stronger combined product pipeline with access to substantial biopharmaceutical capabilities; and a geographically complementary manufacturing and distribution infrastructure that can be efficiently integrated into Watson’s global supply chain,” said Paul Bisaro, President and Chief Executive Officer of Watson.
Watson acquired the Arrow Group for a cash payment of $1.05 billion, and the issuance of 16.9 million shares of Watson common stock. Additionally, $200 million in the form of zero-coupon, non-convertible preferred shares was placed in escrow for the benefit of the Arrow shareholders. The preferred shares will be mandatorily redeemable in 2012. The cash portion of the transaction was funded using cash on hand and borrowings of $275 million under the Company’s $500 million revolving credit facility. Borrowings under the revolving credit facility bear interest at LIBOR plus 0.75%. Shareholders of the parent of the Arrow Group will also receive additional contingent payments based on sales of the authorized generic version of Lipitor(R) (atorvastatin). Tony Tabatznik, one of the founders and a director of Robin Hood Holdings Limited, the parent of Arrow Group, joins Watson’s Board of Directors as a non-employee director.
“Due to the modest amount of additional debt needed to complete this transaction, we will continue to have flexibility to be opportunistic in business development initiatives for both our Generics and Brand businesses,” Bisaro continued. “As previously announced, we expect the acquisition to be accretive to cash earnings per share in 2010 before synergies.”
“The combination of these two highly successful companies with complementary geographies results in a company with strong commercial positions in such established markets as the U.S., Canada, the U.K., and France; a sound platform for growth in such solid markets as Australia, New Zealand, Brazil, Scandinavia and Germany; and opportunities for success in emerging markets of Central and Eastern Europe, Turkey, Japan and South Africa,” Bisaro continued. “We also benefit from the Arrow management team’s significant international legal/IP and regulatory expertise and an excellent record of patent challenge successes in multiple countries,” Bisaro concluded.
Founded in 2000, Arrow Group has been one of the fastest growing generic pharmaceutical companies in the world, growing from $18 million in revenue in 2001 to more than $650 million in 2008 (CAGR of 67%). Over the past seven years, Arrow has invested more than $320 million in product research and development and markets more than 100 molecules, including more than 50 internally developed products. Arrow’s product development activities are supported by state-of-the-art R&D centers in Melbourne, Australia and Toronto, Canada. As a result of the acquisition, Watson also acquires a 36% ownership interest in Eden Biodesign, a company which provides development and manufacturing services for early-stage biotech companies, which will provide a long-term foundation for generic biologics.

Watson will now have approximately 6,000 employees around the world. Arrow employs approximately 1,000 people, the majority of whom work in Europe. The company has more than 260 people in technical and R&D positions, with approximately 400 of Arrow’s employees directly involved in the manufacturing, packaging and distribution of products. More than 100 employees support sales and marketing in developed and emerging markets.
About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company. The Company is engaged in the development, manufacturing, marketing and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women’s Health. Watson has operations in over 20 countries including many of the world’s established and growing international markets.
For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watson.com.
Forward-Looking Statement
Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; successful integration of the Arrow acquisition and the ability to recognize the anticipated synergies and benefits of the Arrow acquisition; the impact of competitive products and pricing; the difficulty of predicting the timing or outcome of litigation; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s quarterly report on Form 10-Q for the period ended September 30, 2009. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.
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CONTACT: Investors, Patty Eisenhaur, +1-973-355-8141, or Media, Charlie Mayr, +1-973-355-8483, both of Watson Pharmaceuticals, Inc.